Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

		Year Ended December 31,
		2007	2006	2005	2004	2003
		(in thousands of euros, except ratios)
	EU-IFRS(1)
	Earnings
1	Income before taxes, minority interest and extraordinary items	8,494,568	7,030,336	5,591,753	4,136,840	-
2	Add: Interest expenses and preferred dividend	8,048,747	5,522,499	4,413,641	3,183,688	-
3	Earnings excluding Interest on deposits	16,543,315	12,552,835	10,005,394	7,320,528	-
4	Add: Interest on deposits	7,760,789	5,548,207	4,387,394	3,285,268	-
5	Earnings including Interest on deposits	24,304,104	18,101,042	14,392,788	10,605,796	-
	Fixed Charges
6	Fixed Charges excluding Interest on deposits (Line 2)	8,048,747	5,522,499	4,413,641	3,183,688	-
7	Add: Interest on deposits (Line 4)	7,760,789	5,548,207	4,387,394	3,285,268	-
8	Fixed Charges including Interest on deposits	15,809,536	11,070,706	8,801,035	6,468,956	-
Consolidated Ratios of Earnings to Fixed Charges
Including Interests on deposits (Line 5 / Line 8)	1.54	1.64	1.64	1.64	-
Excluding Interest on deposits (Line 3 / Line 6)	2.06	2.27	2.27	2.30	-

	Spanish GAAP(2)
	Earnings

1	Income before taxes, minority interest and extraordinary items	-	-	-	-	3,812,140
2	Add: Interest expenses and preferred dividend	-	-	-	-	3,026,750
3	Earnings excluding Interest on deposits	-	-	-	-	6,838,890
4	Add: Interest on deposits	-	-	-	-	3,523,440
5	Earnings including Interest on deposits	-	-	-	-	10,362,330
	Fixed Charges				-
6	Fixed Charges excluding Interest on deposits (Line 2)	-	-	-	-	3,026,750
7	Add: Interest on deposits (Line 4)	-	-	-	-	3,523,440
8	Fixed Charges including Interest on deposits	-	-	-	-	6,550,190
Consolidated Ratios of Earnings to Fixed Charges
Including Interests on deposits (Line 5 / Line 8)	-	-	-	-	1.58
Excluding Interest on deposits (Line 3 / Line 6)	-	-	-	-	2.26

(1)	EU-IFRS required to be applied under the Bank of Spain’s Circular 4/2004.

(2)
For quantitative information regarding the adjustments required to reconcile BBVA’s Spanish GAAP financial information to EU-IFRS required to be applied under the Bank of Spain’s Circular 4/2004, see Appendix VI to BBVA’s consolidated financial statements, which are included in the 2006 Form 20-F.